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                                                                   EXHIBIT 99(d)

THE OBLIGATION OF THE MAKER OF THIS NOTE TO MAKE ANY PAYMENTS OF PRINCIPAL OR INTEREST HEREUNDER IS SUBJECT TO THE SATISFACTION OF THE CONDITIONS SET FORTH IN SECTION 3.1(e) OF THE AGREEMENT AND PLAN OF REORGANIZATION, A COPY OF WHICH HAS PREVIOUSLY BEEN PROVIDED TO THE ORIGINAL HOLDER HEREOF.

ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION SHALL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(J) AND 1287(A) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

THIS OBLIGATION IS NOT A DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER FEDERAL OR STATE AGENCY.

                           UNION PLANTERS CORPORATION
                                NEGOTIABLE NOTES
                                   SERIES III



$_________________                                               ________, 1995
                                                             Memphis, Tennessee


         UNION PLANTERS CORPORATION, a corporation organized and existing under the laws of the State of Tennessee (hereinafter, referred to as "UPC"), for value received, promises to pay to the order of _________________________, a holder of record of shares of the common stock, $16.00 par value per share, of Eastern National Bank ("ENB") immediately prior to the effective date of the merger of a subsidiary of UPC with and into ENB (the "Holder") and such Holder's heirs, successors and assigns, a principal sum equal to _________________________________________________________ and __/100
DOLLARS ($___________) together with interest, from _____________________
_____________, 1995 to and including the date on which payment of said principal sum and all accrued interest thereon shall have been made in full, at a rate of 8% per annum on the outstanding principal amount of this Note; provided, however, that all obligations of UPC to make payments (whether of principal, interest or otherwise) hereunder are conditioned upon satisfaction of certain conditions relating to the receipt of payments on a certain loan made by ENB prior to the effective date of the merger, all as more particularly described in Section 3.1(e) of the hereinafter defined Reorganization Agreement. Interest shall be calculated on the basis of a 360-day year consisting of twelve thirty (30) day months.

         Subject to the conditions and limitations set forth in the following paragraph, principal and interest hereunder shall be paid as follows:

                 As to Interest: Accrued interest shall be payable on the first day of each calendar quarter, commencing with the calendar quarter next succeeding the date hereof and continuing on the first day of each January, April, July and September thereafter.





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                 As to Principal:          The entire outstanding principal
                 balance together with accrued but unpaid interest determined as set forth in the first paragraph hereof shall be due and payable in full on September 30, 1997 (the "Maturity Date").

         Notwithstanding anything contained herein to the contrary, the outstanding principal balance and interest due on this Note shall not at any time exceed the amount of principal and interest received by the Resulting Bank from the Scheduled Borrower under and pursuant to the terms of the Scheduled Loan.

         UPC shall have the privilege, at any time and from time to time, of prepaying, in whole or in part, the then outstanding principal balance hereunder without penalty or premium. Prepayments will be applied first to the payment of all outstanding interest due hereunder.

         All installments, prepayments and payments of principal and interest under this Note shall be remitted only to the Holder hereof whose name and address appear on the books of the payor, and are payable in such coin or currency of the United States of America which shall be legal tender for the payment of all debts and dues, public and private, at the time of payment. Transfers of this Note shall be valid only if made pursuant to the delivery of a written notice to the payor advising the payor of the name and address of the transferee, together with the surrender of this Note to the payor. Upon receipt of the foregoing items, the payor shall record the name and address of the transferee on its books, shall deliver this Note to the transferee, and shall acknowledge the transfer in a written notice sent to the transferee.

         If (1) default should be made in the payment of any principal provided for herein or in the payment of any installment of interest or any other sum payable pursuant to the terms of this Note, or (2) UPC should be adjudicated bankrupt or insolvent or shall voluntarily file a petition for the benefit of its creditors, or (3) UPC shall be placed in conservatorship or receivership by any regulatory agency having jurisdiction over the business and affairs of UPC, or, then or at any time thereafter, while such breach or default shall exist, at the option of the Holder, the whole of the principal sum then remaining unpaid hereunder, together with all interest accrued thereon, shall immediately become due and payable without notice. The events specified in clauses (1),
(2) and (3) of the foregoing sentence shall be referred to herein as "Events of Default."

                 Upon the occurrence and during the continuation of any Event of Default, the entire unpaid principal balance of this Note and any interest or other amounts owing hereunder shall bear interest until paid at the lesser of (i) eighteen percent (18%) per annum, or (ii) the maximum interest rate permitted by applicable law, if any.

         Interest payments made under this Note will be subject to withholding of applicable federal income taxes unless the Holder provides UPC (i) with the Holder's United States federal taxpayer identification number; or (ii) with a statement that the Holder is not a United States person in a manner reasonably acceptable to UPC and authority which, in the opinion of UPC, is sufficient to establish that UPC is not required to withhold under applicable law. If the Holder provides UPC with either of the foregoing items of information, UPC shall not withhold any amounts with respect to sums due under this Note.

         This Note is one of the promissory notes designated as the UPC Negotiable Notes, Series III (the "Series III Notes") delivered pursuant to the terms of that certain Agreement and Plan of Reorganization dated as of April 25, 1995 by, between and among UPC; its newly-organized subsidiary, UPC Interim National Bank; and ENB, as amended by that certain Letter Agreement dated July 28, 1995 (the "Reorganization Agreement").

         No recourse for the payment of the principal of or any interest on this Note, or for any claim based hereon or otherwise in respect hereof, or upon any obligation, covenant or agreement




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of UPC in the Reorganization Agreement or any amendment thereto or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of UPC or against any incorporator, stockholder, officer or director, as such, past, present or future, of any successor corporation either directly or through UPC or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such recourse liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

         No delay on the part of the Holder hereof in exercising any right shall operate as a waiver of any such right.

         This document will be governed by and construed in accordance with the laws of the State of Tennessee, except with respect to interest which shall be governed by applicable provisions of federal law.

         To the fullest extent permitted by law, UPC hereby waives demand, presentment, protest, notice of dishonor, suit against or joinder of any other person, and all other requirements necessary to charge or hold UPC liable with respect to this Note. UPC hereby submits to the jurisdiction of the state and federal courts in the State of Florida for purposes of any action or proceeding under this Note and agrees that the venue of any such action or proceeding may be laid in Dade County, Florida.

                                            UNION PLANTERS CORPORATION



                                            By:
                                                -------------------------------
                                                  Jackson W. Moore
                                                  President
Attest:


---------------------------------
E. James House, Jr.
Secretary




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